UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 Fifth Avenue, 8th Floor New York, New York		10003
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2012, Medidata Solutions, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York relating to the Company’s new headquarters to be located at 350 Hudson Street in New York City. The Lease provides for the Company to rent three floors consisting of an aggregate of 98,585 square feet of rentable space. The Lease has an expiration date of approximately ten years and nine months after the term commences, which will occur on or after January 1, 2013, with a five year renewal option. In addition, the Lease provides for the landlord to offer the Company an option to rent an additional three floors in the building if they become available. Annual rent under the Lease is $4,929,250 for the first five years of the Lease’s term and $5,323,590 for the next five years of the Lease’s term, in addition to an annual operating escalation charge. Annual rent could increase if the Company were to exercise its option for additional floors.

The foregoing is a summary description of certain terms of the Lease and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement of Lease between The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York and Medidata Solutions, Inc. dated October 19, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.

Date: October 22, 2012

	By:	/s/ MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement of Lease between The Rector, Church-Wardens and Vestrymen of Trinity Church in the City of New York and Medidata Solutions, Inc. dated October 19, 2012.